Exhibit 10.24

REF: F:/Sadot/Pimi Marion/Addendum/BSR/23.4.09
[TRANSLATED FROM THE HEBREW]

ADDENDUM TO AGREEMENT

Made this _____ day of April 2009

BETWEEN:	Alon Carmel, ID No. 53408639
of 269 South Beverly Drive #1091, Beverly Hills, CA. 90212
	(hereinafter referred to as “Carmel”)	of the first part

AND:	Omdan Counselling & Training Ltd
Private company no. 511468316
of 44 Nahal Amud Street, Ramat Hasharon 47204
	(hereinafter referred to as “Omdan”)	of the second part

AND:	Nir Ecology Ltd
Private company no. 511415382
of 17 Maaleh Avshalom Street, Kiryat Tivon 36094
	(hereinafter referred to as “Nir Ecology”)	of the third part

WHEREAS
on 24th February 2009 a voting agreement was made between the parties as the shareholders of Pimi Agro Cleantech Ltd, private company no. 513497123 (hereinafter respectively referred to as “the voting agreement” and “the Company”);

AND WHEREAS
pursuant to the voting agreement it was provided that for the purposes of listing their shares for trade and issuing shares to pension funds in the USA (hereinafter referred to as “the Issue”), the parties would transfer their shares in the Company  to a company to be registered in the USA on and against shares in the American Company with the same rights and in the same quantities as the shares in the Company held by the parties;

AND WHEREAS	the American Company was established on 1st April 2009 in Delaware under the name Pimi Agro Cleantech Inc. (hereinafter referred to as “Pimi Inc.”);

AND WHEREAS
it has become apparent to the parties that pursuant to section 104H of the Income Tax Ordinance and the pre-ruling pursuant thereto, Pimi Inc. must have a single class of shares after the parties’ shares have been transferred to it;

AND WHEREAS	further to the said information, the parties wish to amend the voting agreement as set out below in order to permit acceptance of the pre-ruling.

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	The recitals hereto constitute an integral part hereof.

2.	The terms and expressions in this agreement shall have the same meanings as given to them in the voting agreement.

3.	Clause 5 of the voting agreement shall be replaced by the following -

5.1
If by reason of the issue and for the purpose of its implementation the parties transfer their shares to Pimi Inc., they shall receive shares in Pimi Inc. instead of their shares in the Company so that all the Ordinary Shares and Preference Shares of the Company that are held by them shall be converted into one class of shares (Common Stock) in Pimi Inc. The parties undertake that the provisions of this agreement shall apply to their holdings of Pimi Inc. shares, mutatis mutandis.

5.2
Omdan and Nir Ecology undertake that in the event of Pimi Inc.’s winding-up or in the event of the sale of all its share capital to an investor or strategic purchaser, excluding in the event of a sale of shares on the stock exchange, as a result of which Carmel obtains less than US$ 965,000, they shall make up the amount to US$ 965,000 from the proceeds that they receive in the event of winding-up or a sale of their shares, if received, to a maximum of the amounts that they receive as a result of such winding-up or sale, pro rata between them to the proportionate holdings of each of them in Pimi Inc. in comparison with the total holdings of Omdan and Nir Ecology in Pimi Inc. at the time of the winding-up or sale.

5.3
Should the issue not be implemented within 12 months of the date hereof, the parties shall act in order to restore the capital structure of the Company (including the different share classes and the holdings of those classes) to the state existing prior to the execution hereof.

4.	It is hereby expressed that the other provisions of the voting agreement shall remain unchanged.

AS WITNESS THE HANDS OF THE PARTIES

(Signed and stamped)
_____________________

Omdan Counselling & Training Ltd

Alon Carmel	Nir Ecology Ltd